SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 28, 2014
AMBAC FINANCIAL GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)
One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)
(212) 658-7470
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01 Other Events.

On August 28, 2014, Ambac Financial Group, Inc. ("Ambac") issued a press release announcing the closing of a private placement of senior secured notes (the “Notes”) by Corolla Trust, a Delaware statutory trust (the “Trust”). Ambac deposited $350.0 million face amount of junior surplus notes (the “Junior Surplus Notes”) issued to it by the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), plus accrued but unpaid interest thereon, into the Trust in exchange for gross proceeds of $231.9 million and a subordinated owner trust certificate (the “Owner Trust Certificate”) issued by the Trust in the face amount of $74.8 million. The Trust funded the cash portion of its purchase of the Junior Surplus Notes with proceeds of the private placement of $299.2 million face amount of Notes to third party investors, which amount equates to approximately 80% of par plus accrued and unpaid interest on the Junior Surplus Notes. The Notes have a final maturity of August 28, 2039. Interest on the Notes will accrue at 5.1% per annum and compound annually on June 7th of each year up to and including the maturity date. Payments on the Notes will be made when and to the extent that the Segregated Account makes payments on the Junior Surplus Notes. The Notes must be paid in full before any payments will be made on the Owner Trust Certificate. The Notes and Owner Trust Certificate are non-recourse to Ambac, Ambac Assurance Corporation and the Segregated Account, but will be collateralized by the Junior Surplus Notes. Morgan Stanley & Co. LLC acted as sole placement agent for the Notes. A copy of the press release and the Amended and Restated Trust Agreement are filed herewith and attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Item

99.1 99.2
Press Release dated August 28, 2014.
Amended and Restated Trust Agreement dated as of August 28, 2014, among Ambac Financial Group, Inc., The Bank of New York Mellon, and Wilmington Trust, National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)
Dated: August 28, 2014
	By:	/s/ William J. White
First Vice President, Secretary, and Assistant General Counsel